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LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 1 of 21

LF Capital Acquisition Corp./Landsea Homes – Business Combination Call Script

Speakers

Scott Reed, LF Capital Acquisition Corp. – President & Chief Executive Officer

John Ho, Landsea Homes – Chief Executive Officer

Michael Forsum, Landsea Homes – President & Chief Operating Officer

Cody Slach, Gateway Investor Relations – Director of Investor Relations

PRESENTATION

Operator

Good morning everyone and thank you for participating in today's conference call to discuss the proposed business combination between LF Capital Acquisition Corp. and Landsea Homes.

Joining us today are LF Capital Acquisition Corp.’s President and Chief Executive Officer, Scott Reed, Landsea Homes’ Chief Executive Officer, John Ho, Landsea Homes’ President and Chief Operating Officer, Michael Forsum, and the company’s External Director of Investor Relations, Cody Slach.

The company has made available a presentation for listeners to download and follow along with on its website at www.lfcapital.co. Today’s call will not include a Q&A session.

Before we go further, I would like to turn the call over to Mr. Slach as he reads the Company’s Safe Harbor statement within the meaning of the Private Securities Litigation Reform Act of 1995 that provides important cautions regarding forward-looking statements.

Cody, please go ahead.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 2 of 21

Cody Slach – Gateway Investor Relations – External Director of IR

Thanks Towanda.

This call will include “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside LF Capital’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the conditions to the completion of LF Capital’s proposed business combination with Landsea Homes, including the required approval by LF Capital’s stockholders, may not be satisfied on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the proposed business combination; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the approval by LF Capital’s stockholders of an amendment to LF Capital’s organizational documents to extend the Outside Date in order for the parties to have adequate time to close the proposed transactions; the outcome of any legal proceedings that may be instituted against LF Capital related to the proposed business combination or the Merger Agreement; and the amount of the costs, fees, expenses and other charges related to the proposed business combination. LF Capital undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 3 of 21

I would like to remind everyone that this call will be available for telephone replay through September 14, 2020, starting at 1:00 pm Eastern time this afternoon. A webcast replay will also be available via the link provided in today’s press release, as well as on the company’s website at www.lfcapital.co.

Now, I would like to turn the call over to the president and CEO of LF Capital Acquisition Corp., Scott Reed. Scott?

Scott Reed – LF Capital Acquisition Corp. – President & CEO

Thank you, Cody, and good morning everyone. It’s great to be joining you today. I suggest following along with the presentation referenced earlier, which is available on our website. Before I get started, feel free to follow me to slide 4…

As Cody mentioned, I’m the president and CEO of LF Capital Acquisition Corp. I bring nearly three decades of investment experience, having founded BankCap Partners, a bank-focused private equity firm, and serve as a director at Silvergate Capital, InBankshares, Vista Bancshares and Uncommon Giving. Joining me on the call today is the CEO of our business combination target, John Ho, who established Landsea Homes in 2013 and has been leading the company through its significant growth over the past seven years. In addition, we have Landsea Homes’ COO, Mike Forsum, who has over 30 years of real estate experience and was the former co-founder of Starwood Land Ventures and Arcadia DMB Capital.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 4 of 21

John and Mike will provide a thorough explanation of their great company right after I walk through the transaction details, but I wanted to begin with a high-level overview. Landsea Homes is a California-based homebuilding operation with communities and homes across the U.S, with a particular focus on California and Arizona. Landsea Homes builds master planned communities and a variety of home types throughout the nation that reflect modern living and fit the diverse needs and desires of today’s homebuyers.

Landsea Homes is led by a team of industry professionals who possess years of experience and deep expertise across the company’s local markets, and we at LF Capital strongly resonate with their ideals that homes and communities are more than just structures and developments—they are the single most important place in life. We are quite excited about this transaction and look forward to working with their excellent team to accelerate the company’s growth trajectory.

Now moving to the transaction details on slide 5…

We are bringing to the public markets a growth-oriented, well-capitalized homebuilder focused on ‘High Performance Homes’ in the desirable core markets of California and Arizona. The pro forma enterprise value of the transaction is approximately $630.5 million, which implies an attractive investment entry point at 0.84x pro forma tangible book value. Upon the closing of the transaction, Landsea Homes’ parent company, Landsea Green, will roll over 100% of their existing equity, and we expect there to be an additional $204 million in cash on the balance sheet to fund future growth. We have also entered into a forward purchase agreement with certain institutional investors to purchase up to $35 million shares of LF’s common stock in the aftermarket at a price of up to $10.56 per share. The FPA Agreement was well-received by institutional investors and was oversubscribed.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 5 of 21

Showing our commitment to the deal and aligning our interests with the rest of our shareholders, LF Capital intends to forfeit 2.26 million of our private warrants and 600,000 of our promote shares and place an additional 500,000 of our promote shares into an earnout with a $14 per share hurdle. We will also transfer 2.2 million private warrants and 500k sponsor promote shares to Landsea Green with the same share price hurdle. Finally, we intend to seek public warrant holders’ consent to amend our outstanding warrants, reducing dilution by up to 90% in exchange for cash consideration.

Overall, we believe this is a rare opportunity to invest in a high-quality, fast-growing homebuilder at less than 1.0x tangible book value and we expect the transaction to close in the fourth quarter of 2020.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 6 of 21

With that, I'd now like to turn the call over to John Ho, Landsea Homes’ Chief Executive Officer, who will walk you through the business model and vision for the future. John, over to you.

John Ho – Landsea Homes – CEO

Thank you, Scott, and good morning everyone.

On behalf of everyone at Landsea Homes, we are incredibly excited about today’s announcement and I’m delighted to tell you more about our business.

While Scott provided a high-level summary of Landsea Homes, on slide 6, I want to really get into who we are and what we do, starting with some background on how we got here. In 2012, Landsea Green was interested in investing in the U.S. as part of its international expansion and growth strategy. During that time, I was at JLL leading cross border real estate transactions in the LA and Shanghai offices and had advised Landsea Green on the U.S. investment strategy. In 2013, the founder and chairman of Landsea Green asked me to establish the first U.S. office to build a residential development company. As the first employee for Landsea Homes, I was given the authority to acquire and build an entirely local management team and we hit the ground running with homebuilding operations beginning in 2014.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 7 of 21

Since its inception, Landsea Homes has been a pioneer in designing and building homes and communities that reflect modern living. We are revolutionizing the homebuilding industry by committing to home automation, sustainability and energy savings. This is what we refer to as ‘High Performance Homes.’ We are deeply focused on delivering inspired spaces and features, built in vibrant, prime locations where the homes and communities are able to connect our customers seamlessly with their surroundings and enhance their local lifestyle. Our defining principle, ‘Live in Your Element,’ truly creates the foundation for our customers to live where they want to live, how they want to live – in a home created especially for them.

This dovetails nicely into slide 7, which is ‘why we exist.’ Landsea Homes is committed to making a positive impact on the lives of our employees, customers and all stakeholders by revolutionizing the real estate industry. And this starts with the acknowledgment that incredible customer experiences begin with incredible employee experiences. That commitment extends to our financial and building partners, whom we strive to provide with consistency and predictability throughout the homebuilding process. This is all manifested in the homes and communities we build, which we believe are more than just structures and developments. As Scott mentioned earlier, taken together, they are the single most important place in our customers’ lives.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 8 of 21

As we turn to slide 8, this provides a good snapshot of our operations and financials, along with our current footprint. We are a growth-oriented homebuilder focused on entry-level and move-up price points in desirable U.S. markets with a particular concentration in California and Arizona, a market further enhanced by our acquisitions of Pinnacle West Homes in 2019 and Garrett Walker Homes earlier this year.

Overall, in the last twelve months, we delivered 932 homes and achieved a revenue of $641 million, which is about a 50% increase from the same time last year, while maintaining an adjusted gross margin of approximately 20% over the last twelve months. Across our entire footprint, we currently have 35 active communities with nearly 5,400 owned and controlled lots and a backlog of 856 homes at an average sales price of $440K worth a total of approximately $376 million. We have certainly grown our business aggressively, but still maintained financial discipline and a low leveraged balance sheet.

Two unique points of our differentiation strategy include our ‘High Performance Homes’ program, which is an industry-leading program that delivers to homebuyers a home designed around automation, sustainability and energy savings. We also have a strategic partnership with a big five technology firm focused on new home innovation and cutting-edge technology integrated into the homes and communities. If you turn to slide 10, you’ll see our organization’s holistic, three-tiered focus on home automation, sustainability and energy savings. We have designed all of our homes and communities to provide a superior living environment by enhancing a home’s comfort and durability, improving indoor air quality, delivering cutting-edge home automation solutions through the strategic partnerships, reducing energy costs and lessening the consumption of the earth’s precious resources.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 9 of 21

Our home automation solution offers the latest innovation in smart homes features.

Our energy efficiency program is founded on the principal of providing the highest level of comfort within your home while use the lease amount of energy to do it. This includes upgrading insulation and improving the efficiency of our mechanical systems.

Third, our long-term commitment to sustainability is based on our use of the latest BIM technology to better design our homes, while reducing project material wastes and saving costs in purchasing. In fact, our current waste management program can reduce 10-25% in material waste compared to the industry standard.

Moving to slide 11, our commitment to innovation and cutting-edge technology has been apparent as the world adapts to a new sales process amid the effects of the COVID-19 pandemic. Given we are a digitally focused company, and, in many areas, we are leading the industry in the use of creative technology, we quickly adapted to these current conditions, ensuring that we were maximizing the buying experience for future residents. As a result, we implemented a ‘you are here’ experience for home shoppers, with a variety of online tools, including videos, 360° virtual tours, photo galleries, interactive floor plans, site maps and local area maps. In addition, we have dedicated inside sales counselors to support all division and community web leads, phone calls and on-site appointments seven days a week. We are incredibly proud of our team’s adaptability in implementing these important tools, which have helped get us to 972 net orders since the start of the year. Our state-of-the-art systems and technology infrastructure are game changers for a homebuilder and can be easily scaled to deliver ten thousand more homes, providing ample room for growth.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 10 of 21

Now let’s move onto some of the fundamentals and dynamics driving the homebuilding market today. Turning to slide 12…

As you can see, we have several tailwinds that are driving our near- and long-term optimism in the homebuilding market. One of the most significant trends emerging from the pandemic is that single-family homes are becoming a more meaningful component of customers’ lifestyles as more people shift to work-from-home or hybrid working environments and spend a significantly greater amount of time at home. Further, it has become much more affordable from a financing perspective to purchase a home as the 30-year mortgage rate has dropped dramatically over the past several decades, and we believe this low-interest rate environment will continue for the foreseeable future. We are also seeing a generational shift with millennials moving from dense, urban locations to single-family homes. This is driving robust underlying demand with supply lagging new household formations, which are near their lowest level since 2001. And this upward trend is expected to continue.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 11 of 21

Moving to slide 13, you can see additional statistics driving the favorable market dynamics with millennials looking to purchase new homes and the urgency to purchase homes due to COVID-related reasons.

Currently, millennials comprise about 35% of the U.S. labor force, making them the largest generation in the job market. At 37% of all buyers, they have also become the largest cohort of homebuyers taking advantage of the low interest rate environment and FHA financing benefits. We have also seen more homebuyers across all generations within the labor force entering the market, driven by COVID-related factors, better mortgage rates and home prices, or simply disliking their current home layout or needing a larger home. In fact, 9% of homebuyers nationally are expediting purchases from their shelter-in-place and work-from-home experiences, as 51% of builders selling to first-time buyers note an increased sense of urgency. Further, recent buyers who purchased new homes cited they were looking to avoid renovations and preferred the customization optionality that comes with purchasing a new home.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 12 of 21

Flipping to slide 14, as you can see, we are focused on entry-level homes in high-growth geographies, which happens to align with the favorable market dynamics I just described. 89% of our lots are focused on entry-level homes, with the vast majority of those lots being in Arizona and California.

Moving to slide 15, you can see that we expect entry-level homes to drive approximately 66% of our revenue for 2020 with the geographical breakdown nearly split down the middle between California and Arizona. We also have a well-balanced and prudent supply of lots remaining that can sustain our building efforts for nearly four years.

Before diving into more details, I’d like to pass the call over to Landsea Homes’ president and COO, Mike Forsum, to review our recent operational and financial highlights, along with our go-forward growth strategy and expansion initiatives. Mike?

Michael Forsum – Landsea Homes – President & COO

Thank you, John, and good morning everyone. It is a pleasure to be joining you today and I’m excited to tell you what makes Landsea Homes such a unique homebuilder.

Picking up where John left off, please move to slide 16…

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 13 of 21

I’d like to highlight our impressive operating results year-to-date despite the backdrop of COVID-19. Our strategic shift toward lower average sale price homes has driven strong performance in 2020, and the rebound from April is underpinned by our differentiated platform and target price points. In fact, our net order momentum early in 2020 resulted in a record February right before many of the lockdown mandates were implemented, but we have rebounded incredibly well since that period as our homebuilding operations were deemed essential and we remained in operation, with June net orders coming in higher than our record February. This resurgence demonstrates the resiliency in our core markets of California and Arizona.

Leveraging our use of digital technology to close home sales and further move through our existing backlog to generate cashflow, we expect to finish the year with record levels of net orders and total order value.

Turning to slide 17, I’ll discuss our core markets in more depth, starting with California. As many of you are probably aware, this is the most populous state in the U.S. and a very attractive real estate market that benefits from stable employment growth and supply-constrained housing markets across the state. In fact, it was the third-fastest growing state in the country in terms of population growth at the end of 2018 and is in the top 15 states for median household income, which grew 16.5% from 2014 to 2018.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 14 of 21

Our two cornerstone markets are the San Francisco and Los Angeles metro areas, which have both seen median home sales prices grow double-digits since 2015. As a result of the continued increase in home prices within these two markets, we believe there is a growing opportunity to service outside metro areas as demand increases for lower priced homes. We are well-positioned to meet this need with our strategically placed new home communities.

Moving to slide 18, you can see a successful case study of this strategy with our master planned community, The Vale, located in Sunnyvale, CA, just outside of San Jose. For this project, we acquired 25 acres of entitled land that was formerly an AMD semiconductor plant and built a master-planned community of 450 townhomes between three distinct communities. As you can see by the financial results highlighted on this slide, this project was quite successful, generating $423 million in revenue and averaging 10 new homes sales per month.

Our second core market is Arizona, which is highlighted on slide 19, where we are particularly focused in the Phoenix/Scottsdale area. This is another high-growth market with strong underlying fundamentals. Arizona is the fourth fastest-growing state in the country in terms of percent population growth and a top 10 state for personal income growth. In fact, from 2014 to 2018, median household income in Arizona rose 26.5%, making it the eighth-fastest growth rate in the U.S. At the same time, there has been a 25% decline in Arizona’s housing inventory growth since 2015, which makes it the second lowest in the U.S. and provides an amazing opportunity for us to capitalize on our strategy in this market.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 15 of 21

Moving to slide 20, you can see our proven acquisition strategy that has allowed us to capture market share in Arizona relatively quickly. Before we enter a market, we take a disciplined approach to acquisitions and ensure there is an attractive target in a high-value homebuilding market. It is also imperative for us to identify a management team with deep experience in the regions it enters to ensure we have the necessary expertise when targeting the ’right markets.’

We utilize the same discipline that we developed in California, following a three-step approach: first, we acquire land in new markets; second, we develop relationships and a sub-contractor list while pursuing accretive acquisitions; and third, we acquire a builder and retain the employees to further develop relationships and scale. We take a strategic roll-up approach to all our acquisitions, targeting undercapitalized players who have built up their businesses as far as they can with local capital. As a result of this playbook, we have become an acquirer of choice for smaller homebuilders given that the owners of these businesses are looking to sell to the right homebuilder who will take care of their employees, which is a commitment that we are dedicated to upholding.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 16 of 21

On slide 21, you’ll see we used this playbook with our expansion into Arizona through the acquisition of Pinnacle West Homes in 2019 and Garrett-Walker Homes at the start of 2020. With these two acquisitions, we created a top five homebuilder in Arizona with over 1,200 anticipated deliveries in 2020. These two acquisitions provided significant diversification outside California, add land positions within best-selling master-planned communities and securing lots that are complementary to our current portfolio.

As we move to slide 22, I want to discuss where our growth strategy goes from here. First and foremost, we remain committed to expanding the community count and growing market share in our current operating geographies of California and Arizona. We also want to ensure we maintain an appropriate supply of land in key markets for future buildout.

In addition, we are going to expand our diversification across product offerings with a focus on entry-level and first move-up homebuyers in desirable new markets. We have created a solid foundation of entry-level homes with select opportunistic infill locations but will continue to explore geographic expansion opportunities in desirable new markets, such as Texas and Florida, either organically or through acquisitions.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 17 of 21

Our parent company is truly a pioneer in the use of green technology homebuilding with a global perspective providing a unique advantage. Our Landsea High Performance Homes are designed to the highest standards in sustainable building technology, home automation, smart security, energy-saving efficiency and health-centric living, which gives us a leg up on the competition and uniquely positions us to capture market share. To achieve our growth strategy and continue expanding our footprint, we determined it was important to gain access to growth capital while keeping a conservative leverage profile, which is why we are choosing to diversify our sources of capital by becoming a publicly traded homebuilder in the U.S.

Continuing to slide 23, you can see a map of our current geographic footprint with the top real estate markets in the country. As discussed, our core markets are in California and Arizona, and we have a presence in the New York market with a development project underway. Texas and Florida represent opportunities that we could target next given their clusters of top real estate markets in the country. In fact, the state of Texas boasts four of the top 10 markets in the country, including Dallas and Houston as the number one and two markets, respectively. We believe there is a significant runway for growth in these geographies and look forward to having the necessary capital to make a meaningful expansion.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 18 of 21

Now to slide 24. As we position to expand within our current core markets and establish footholds in new markets, we have developed key financial criteria when targeting both homebuilder acquisitions and purchasing land for development. When looking at homebuilder acquisitions, the ideal target would fall within a 6-8x EBITDA multiple and have an 18%-plus adjusted home gross margin with an average home sales price between $250,000 and $500,000, resulting in an average internal rate of return of 15%-plus. In fact, our previous acquisitions in Arizona that I discussed earlier met all these conditions.

On the land acquisition side of our growth strategy, we look for land that can deliver 18%-plus gross margins, along with internal rates of return of more than 18% for finished lots, 20%-plus for entitled lots and 22%-plus for unfinished lots. We are currently targeting two plots of land in Arizona, along with one in southern California and one in northern California, that all satisfy these criteria.

With that, I’d now like to turn the call back over to Scott to walk through Landsea Homes’ capital structure and financial profile and projections, which we believe position us well for growth in a highly competitive industry. Scott?

Scott Reed – LF Capital Acquisition Corp. – President & CEO

Thanks Mike. Starting on slide 25, we believe Landsea Homes has ample financial flexibility to execute its growth strategy, and this will be enhanced by the merger with LF Capital. One of the most important things that attracted us to Landsea Homes was that it had one of the strongest balance sheets in the industry compared to its peers, while growing still aggressively. As you can see, Landsea has a more conservative pro forma net debt-to-net book capitalization ratio than its peers at 16.1%, which is far below the median of 31.9%. In addition, upon completion of the transaction, Landsea Homes expects to have an even stronger liquidity position with approximately $204 million of pro forma cash, resulting in only approximately $121 million of pro forma net debt on the balance sheet.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 19 of 21

Turning to slide 26, you can see Landsea Homes’ financial projections for the remainder of the year and through 2022. As John mentioned earlier, Landsea has a strong backlog of $376 million worth of revenue, which is driving the assumptions on this slide. In addition, the light blue bars on each of these graphs assumes the completion of the proposed homebuilder and land acquisitions that Mike walked through. As you can see, Landsea Homes expects a significant uptick in the delivery of units as the average sales price of those deliveries comes down significantly, supporting the company’s go-forward strategy of focusing on entry-level and move-up homebuyers in desirable new markets. As a result, we expect revenue to increase at a compounded annual rate from 2019 through 2022 of 23% and adjusted net income to grow at a slightly faster rate of 27%.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 20 of 21

Moving to slide 27, I would like to highlight how these expected growth projections compare to the rest of our peer group. As evidenced by the charts, we anticipate having the highest revenue growth and adjusted net income growth compared to our peers, while also having in-line fully adjusted homebuilding gross margin and operating EBITDA margin.

Turning to slide 28. Despite our industry-leading top and bottom-line growth projections and in-line margins compared to our peers, we are introducing Landsea to the market at a discount to its peers on most of the metrics on this slide, including price to total book value, enterprise value to inventories and enterprise value to EBITDA.

Moving to slide 29, let’s take a look at the main investment highlights we have laid out on this call. Landsea Homes is laser-focused on entry-level and move-up homes in high-growth markets. Landsea Homes has recorded strong financial performance and a solid balance sheet to provide firepower for growth. It has a strategically desirable portfolio of land positions and communities, which is enhanced by its differentiated platform rooted in innovation, energy efficiency and sustainability, attracting today’s modern homebuyer. Last, Landsea Homes has unique expertise in executing acquisitions and developing high-quality communities, along with an experienced leadership team and entrepreneurial culture driving fundamental execution of its growth strategy.

LF Capital Acq. Corp./Landsea Homes Business Combination Call Script for August 31, 2020, 10:00 AM ET Page 21 of 21

I would like to reiterate how excited everyone at Landsea Homes and LF Capital are to be entering the public markets through this combination, and we look forward to keeping you updated on all our progress as Landsea Homes enters its next chapter of growth as a public company.

And that concludes my prepared remarks. Operator, I’ll turn it over to you.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

Additional Information

LF Capital Acquisition Corp. (the “Company”) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the special meeting of the Company’s stockholders to be held to approve the proposed merger and related transactions as of a record date to be established for voting on such proposals. The Company will mail the proxy statement and other relevant documents to its stockholders. Investors and security holders of the Company are advised to read, when available, the proxy statement because the proxy statement will contain important information about the proposed merger and the related transactions and the parties to such transactions. Stockholders of the Company will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC website at www.sec.gov or by directing a request to: LF Capital Acquisition Corp., 600 Madison Avenue, Suite 1802, New York, NY 10022.

Participants in the Solicitation

The Company and its directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the merger and the related transactions. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transactions of the Company’s directors and officers in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on February 24, 2020, and such information will also be in the Proxy Statement to be filed with the SEC by the Company in connection with the special meeting to be held to approve the merger and the related transactions.

Forward Looking Statements

This Current Report on Form 8-K includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this Current Report on Form 8-K, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the conditions to the completion of the merger, including the required approval by the Company’s stockholders, may not be satisfied on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the approval by the Company’s stockholders of an amendment to the Company’s organizational documents to extend the date by which the merger must be consummated in order for the parties to have adequate time to close the proposed transactions; the outcome of any legal proceedings that may be instituted against the Company related to the merger or the Merger Agreement; and the amount of the costs, fees, expenses and other charges related to the merger. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.